Exhibit 10.1

B4MC Gold Mines, Inc.

468 N. Camden Dr., Suite 350

Beverly Hills, California 90210

(424) 256-8560 • (310) 388-0582 (fax)

January 19, 2016

Jacob Tackmann Thomsen

Inpay Switzerland Holding AG

Re:

Reverse Acquisition of the Outstanding Stock of Inpay Switzerland AG and Subsidiaries

Dear Mr. Tackman Thomsen:

This letter will confirm that B4MC Gold Mines, Inc., a Nevada corporation (“Buyer”), is interested in acquiring by reverse acquisition all the outstanding capital stock (the “Company Shares”) of Inpay Switzerland AG (the “Company”), from Inpay Switzerland Holding AG  (“Seller”), the Company’s sole shareholder. In this letter, (a) the Company and its subsidiaries are called the “Acquired Companies,” and (b) Buyer’s possible acquisition of Company Shares (or other acquisition of the Company) is sometimes called the “Possible Transaction.”

PART I.
NONBINDING PROVISIONS

The parties wish to commence negotiating a definitive written acquisition agreement providing for the Possible Transaction (a “Definitive Agreement”).  To facilitate the negotiation of a Definitive Agreement, the parties request that Buyer’s counsel prepare an initial draft.  The execution of any Definitive Agreement would be subject to the satisfactory completion of Seller’s investigation of Buyer and Buyer’s ongoing investigation of the Acquired Companies’ business and would also be subject to approval by both Seller’s and Buyer’s board of directors.

Based upon the information currently known to Buyer, it is proposed that the Definitive Agreement would include the following terms:

Section 1.01 Basic Transaction.  Seller will sell all the Company Shares to Buyer at the price (the “Purchase Price”) set forth in Section 1.02 at the closing of the Possible Transaction (the “Closing”), which is expected to be no later than March 31, 2016.  At Closing, (a) the board of directors of Buyer will be reconstituted so that a majority of the members shall be nominees of Seller and (b) the executive officers of the Company shall be appointed to similar offices of Buyer. At the option of the Company, Bennett Yankowitz would stay on as interim CFO and a director for a period of time to be specified.

Section 1.02 Purchase Price.  The Purchase Price will be 55,600,000 shares of common stock of the Buyer (“BFMC Shares”), which will constitute 90.01% of the total number of outstanding BFMC Shares at Closing, on a fully diluted basis, as further described in the RTO proposal dated January 15, 2016, presented to Seller by Buyer’s financial advisor, PacificWave Partners Limited.

Section 1.03 Audited Financial Statements.  The Closing will be subject to the condition that the Company shall have provided to Buyer financial statements of the Company, for the fiscal years ended December 31, 2014 and 2015 and, if the Closing does not occur prior to April 30, 2016, the fiscal quarters ended March 31, 2015 and 2016, prepared in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”) and in such form as will enable Buyer’s independent accountants to prepare audited financial statements of the Company and pro forma financial statements of the Buyer and the Company, in the form required in connection with Buyer’s filing requirements with the U.S. Securities and Exchange Commission (the “SEC”) in respect of the Proposed Transaction.  Inpay shall be responsible for the costs of “translating” its current financial statements into financial statements prepared in accordance with U.S. GAAP, as described above, and the Buyer will be responsible for the costs of auditing such financial statements and preparation of the associated filings with the SEC, including a “Super 8-K” with respect to the Proposed Transaction.

Section 10.4 Other Terms.

(a)

Seller will make comprehensive representations and warranties to Buyer and would provide comprehensive covenants, indemnities, and other protections for the benefit of Buyer.  The consummation of the Possible Transaction by Buyer would be subject to the satisfaction of various conditions required to be satisfied prior to Closing, which would include, but not be limited to, the following:

(i)

Seller will own 100% of the outstanding capital stock of the Company, and the Company Shares will be free and clear of all liens and encumbrances;

(ii)

There will have been no material adverse change in the business or financial condition of any Acquired Company;

(iii)

Between the date of the Definitive Agreement and the Closing, Seller will cause the Acquired Companies to operate their business in the ordinary course and to refrain from any extraordinary transactions;

(iv)

The truth and accuracy of the representations and warranties of Seller set forth in the Definitive Agreement;

(v)

Seller will have performed or complied in all material respects with all agreements required by the Definitive Agreement to be performed or complied with by them; and

(vi)

Such other conditions as are customary in transactions of this type.

(b)

Buyer will make comprehensive representations and warranties to Seller and will provide comprehensive covenants, indemnities, and other protections for the benefit of Seller.  The consummation of the Proposed Transaction by Seller will be subject to the satisfaction of various conditions required to be satisfied prior to Closing, which will include, but not be limited to, the following:

(i)

There will have been no material adverse change in the business or financial condition of Buyer;

(ii)

Between the date of the Definitive Agreement and the Closing, Buyer will operate its business in the ordinary course and to refrain from any extraordinary transactions;

(iii)

The truth and accuracy of the representations and warranties of Buyer set forth in the Definitive Agreement;

(iv)

Buyer will have performed or complied in all material respects with all agreements required by the Definitive Agreement to be performed or complied with by it; and

(v)

Such other conditions as are customary in transactions of this type.

Section 1.05 Tax Structure.  in the Definitive Agreement, the Proposed Transaction will be structured for Federal income tax purposes either as an “A reorganization” (i.e., a reverse subsidiary merger) or a “B reorganization” (i.e., a share-for-share exchange), as mutually agreed by Buyer and Sellers.

PART II.
BINDING PROVISIONS

The parties, intending to be legally bound, agree to the following legally enforceable sections of this letter.

Section 2.01 Access.

(a)

Seller will cause the Company to afford Buyer and its duly authorized representatives full and free access after prior agreement to each Acquired Company, its personnel, properties, contracts, books and records, and all other documents and data, subject to the Confidentiality Agreement referred to in Section 2.04.

(b)

Buyer will afford Seller and their duly authorized representatives full and free access after prior agreement to Buyer, its personnel, properties, contracts, books and records, and all other documents and data, subject to the Confidentiality Agreement referred to in Section 2.04.

Section 2.02 Exclusive Dealing

(a)

Seller will not, and will cause the Acquired Companies not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of the Company Shares or the Acquired Companies, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

(b)

Seller will immediately notify Buyer regarding any contact between Seller, any Acquired Company, or their respective representatives and any other person regarding any such offer or proposal or any related inquiry and if made in writing furnish a copy thereof.

Section 2.03 Conduct of Business.  Seller shall cause the Acquired Companies to operate in the ordinary course and to refrain from any transactions outside the ordinary course of business.

Section 2.04 Confidentiality.  Except as and to the extent required by law, Buyer and Seller will not disclose or use, and will direct their respective officers, directors, employees, consultants, accountants, attorneys and agents (“Representatives”) not to disclose or use, to the detriment of the other, any Confidential Information (as defined below) with respect to the Possible Transaction furnished, or to be furnished, by Buyer or Seller or their Representatives at any time or in any manner other than in connection with its evaluation of the Possible Transaction. For purposes of this paragraph, “Confidential Information” means any information stamped “confidential” or identified in writing as such by any party promptly following its disclosure, unless (i) such information is already known to another party or its Representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such other party or its Representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Possible Transaction or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of any party, the other parties will promptly return or destroy any Confidential Information in their possession and certify in writing to the other party that they have done so.

Section 2.05 Hart-Scott-Rodino.  Buyer and Seller shall proceed, as promptly as is reasonably practical, to prepare and to file any notifications required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”).  (At this time Buyer anticipates that no such filings will in fact be required.)

Section 2.06 Costs.  Except as otherwise set forth in Section 1.03 and the corresponding provisions of the Definitive Agreement, Buyer and Seller will be responsible for and bear all of their respective costs and expenses (including any broker’s or finder’s fees and the expenses of their representatives) incurred at any time in connection with pursuing or consummating the Possible Transaction.  Notwithstanding the preceding sentence, Buyer will pay one-half and Seller will pay one-half of the HSR Act filing fees, subject to the total cost being approved by both parties in advance.

Section 2.07 Termination.  The Binding Provisions will automatically terminate upon the earliest of the following (the “Termination Date”): (i) March 31, 2016, (ii) execution of the Definitive Agreement by all parties, (iii) the mutual written agreement of Buyer and Seller, or (iv) written notice of termination by Buyer or Seller, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination.  Upon termination of the Binding Provisions, the parties will have no further obligations under this letter, except Section 2.04 will survive such termination.

Section 2.08 Effect of Letter.  The provisions of Sections 1.01 through 1.04 of this letter are intended only as an expression of interest on behalf of Seller and Buyer, are not intended to be legally binding on any party or Acquired Company, and are expressly subject to the negotiation and execution of an appropriate Definitive Agreement.  In addition, nothing in this letter should be construed as an offer or commitment on the part of Buyer to submit a definitive proposal.  Except as expressly provided in Sections 2.01 through 2.09 (or as expressly provided in any binding written agreement that the parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Possible Transaction, or relating to the negotiation of the terms of the Possible Transaction or any Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the parties or any of the Acquired Companies.

Section 2.09 Miscellaneous

(a)

Entire Agreement.  The Binding Provisions supersede all prior agreements, whether written or oral, between the parties with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b)

Modification.  The letter may only be amended, supplemented, or otherwise modified by a writing executed by the parties.

(c)

Governing Law.  All matters relating to or arising out of a Possible Transaction and the rights of the parties (sounding in contract, tort, or otherwise) will be governed by and construed and interpreted under the laws of the State of California, without regard to conflicts of laws principles that would require the application of any other law.

(d)

Jurisdiction; Service of Process.  Any proceeding arising out of or relating to a Possible Transaction shall be brought in the courts of the State of California, County of Los Angeles, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California,  and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to a Possible Transaction in any other court.  Each party acknowledges and agrees that this Section 2.09(d) constitutes a voluntary and bargained- for agreement between the parties.  Process in any proceeding may be served on any party anywhere in the world.

(e)

Counterparts.  This letter may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same document, and will be effective when counterparts have been signed by each of the parties and delivered to the other parties.  A manual signature on this letter whose image shall have been transmitted electronically will constitute an original signature for all purposes.  The delivery of copies of this letter, including executed signature pages, by electronic transmission will constitute effective delivery of this letter for all purposes.

[signature page follows]

If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our understanding with respect to its subject matter and a binding agreement with respect to the Binding Provisions.

Very truly yours,

B4MC GOLD MINES, INC.

By: /s/ Bennett J. Yankowitz

Bennett J. Yankowitz, President

Agreed to as to the Binding Provisions

on January 19, 2016:

INPAY SWITZERLAND HOLDING AG

By: /s/ Jacob Tackmann Thomsen

Jacob Tackmann Thomsen

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